Exhibit 99.1

FOR IMMEDIATE RELEASE

Item 9 Labs Corp. Reports Record Third Quarter FY 2021 Financial Results

-	Company Posts Record Quarterly Revenue of $6.7 Million, up 203% YOY
-	Quarterly Revenue Grew 10% Sequentially, Marking Seven Consecutive Quarters of Positive Growth
-	Opens First Cannabis Dispensary Franchise Shop under the Unity Rd. Brand and Signs Five Agreements for Franchise Expansion
-	Management to host conference call and webcast to discuss key operational and financial highlights today at 11:00 AM ET

PHOENIX (August 17, 2021) – Item 9 Labs Corp. (OTCQX: INLB) (the "Company"), a vertically integrated cannabis dispensary franchisor and operator that produces premium, award-winning products, today reported operating and financial results for the three months ended June 30, 2021, the Company's third quarter of fiscal year 2021 ("Q3 FY2021"). Item 9 Labs Corp. management will be hosting an earnings call today, August 17, at 11:00 AM Eastern time (8:00 AM Pacific time); details are provided below.

Key Financial Highlights for Q3 FY2021 (compared with Q3 FY2020)

-	Revenue increased 203% to $6.7 million
-	Gross profit increased 184% to $2.9 million
-	Gross margin decreased slightly to 43% from 46%
-	Operating loss of $250,000 compared with operating loss of $250,000
-	Operating expenses as a percentage of revenue declined to 50% from 57%
-	Net loss of $0.8 million compared with net loss of $1.6 million
-	Adjusted EBITDA of $220,000 (compared with adjusted EBITDA loss of $400,000)
-	Quarterly sequential revenue rose 10%

Key Business Highlights During and Subsequent to Q3 FY2021

-	First Unity Rd. Franchise Opens: The Company opened its first cannabis dispensary franchise shop under the Unity Rd. brand, located in Boulder, Colorado. The store is locally owned and operated by father-and-son team Bruce and Nate Wetzel.

-	Cannabis Franchise Signs 5 Agreements Across New Jersey, Michigan and Ohio: Additional development of the dispensary franchise includes three signed agreements with entrepreneurial groups for expansion into New Jersey. Each team is pursuing at least one dispensary license to open a Unity Rd. shop in the Garden State. Since signing on, the team has been guiding the partners through the dispensary license process, including meeting with local municipalities and looking at real estate. New Jersey is a key market for Unity Rd.’s franchise growth and is expected to generate as much as $950 million in annual retail sales by 2024. Unity Rd. has also signed an agreement with a mother-son team out of Detroit. The team is working closely with them on their strategic market entry, which includes applying for their dispensary license through the city’s Legacy Detroiter program, which gives applicants priority review and 99% discounts on application fees. Continuing development in Michigan, Unity Rd. also signed a multi-unit franchise agreement with entrepreneur Kevin Waltermire to open three Unity Rd. shops. The team is working with Waltermire on acquiring an existing dispensary to convert into a Unity Rd. as well as applying for dispensary licenses in Michigan and Ohio. Michigan is one of Unity Rd.’s leading markets for franchise expansion, with a goal of opening at least 20 shops across the state.

-	Launches Two Development Programs to Accelerate Franchise Expansion: The Company initiated its Corporate Acquisition Strategy and Local Alliance Program to keep dispensary ownership thriving with the backing of a franchise system. Item 9 Labs Corp. is currently seeking acquisitions of existing dispensaries throughout Colorado, Michigan, Ohio and Oklahoma. The Company plans to convert acquired dispensaries into Unity Rd. shops, train the team and oversee operations and then sell them to an existing or future Unity Rd. franchise partner. This offers a turnkey solution for entrepreneurs seeking immediate entry into cannabis. Through the Local Alliance Program, existing cannabis dispensary owners and dispensary license holders have the opportunity to join Unity Rd. to gain direct access to the tools, expertise and ongoing support necessary to compliantly and successfully operate a dispensary. They benefit from the buying power, resources and supportive network normally reserved for multi-unit operators – all while maintaining full ownership of their cannabis business and license.

-	Strengthens Depth of Bench Across Board of Directors and Senior Management: The Company completed four strategic management hires to support its national franchise expansion with proven, hard-driving professionals at Director of Franchise Support, Franchise Development Manager, Executive Assistant and General Counsel. Those key hires are in addition to two appointments to the Item 9 Labs Corp. Board of Directors including law enforcement veteran Joe DiSalvo, an independent member strengthening the Company’s corporate governance profile, and the Company's Chief Franchise Officer Mike Weinberger – both announced on May 12.

-	Initiation of Analyst Coverage: Noble Capital Markets, Inc. initiated sell-side analyst coverage on the Company with an Outperform rating and a $4.00 12-month price target. The report, dated July 22, 2021, was written by Senior Research Analyst Joe Gomes. Use this link to access the report: https://www.channelchek.com/company/INLB.[1]

Management Commentary

Item 9 Labs products have earned a solid position in the Arizona marketplace, as the top brand in every dispensary the Company chooses to sell through, according to Leaf Link. Currently, Item 9 Labs products are in 60% of Arizona’s dispensaries.

“The adult-use consumer is responding well to our product lineup,” said Item 9 Labs Corp.’s Chief Executive Officer, Andrew Bowden, adding that the Company’s new Orion 710 pod system is gaining popularity in the marketplace for its “on the go” full flower experience. “We’re seeing the strength of the emerging Arizona adult-use market firsthand and it shows in our Q3 fiscal year performance.”

Industry analysts expect Arizona’s total legal marijuana market will surpass $1 billion by year end. Item 9 Labs Corp.’s continued focus on gaining deeper market penetration with Item 9 Labs products is a key driver of the Company’s 10% sequential increase in revenue for the quarter ended June 30.

Further, the Company’s acquisition of OCG, Inc. in March 2021 created a unique business position through the combination of premium Item 9 Labs product offerings with a dynamic distribution network through the Unity Rd. franchise. This allows the Company to broaden reach of Item 9 Labs products to a larger and more diverse customer base. Bowden said, “There are a tremendous amount of synergies that our business will be able to realize from the OCG transaction which includes expanded business offerings and expertise, operational efficiencies, cost savings and revenue upside.”

The cannabis dispensary franchise, Unity Rd., is already gaining strong traction.

“With cannabis being deemed essential in 2020, we’ve seen upward interest in the franchise opportunity, particularly among existing multi-unit restaurant, fast-casual and quick-service franchisees who are seeking ways to diversify their portfolio,” said Bowden, noting that Unity Rd. has a strong organic franchise sales lead flow. “With existing entrepreneurs looking to diversify and new entrepreneurs looking to grab a piece of the cannabis industry, coupled with the rising normalization of cannabis consumption and U.S. legalization, we're in a healthy development position.”

Financial Results for Q3 FY2021 Ended June 30, 2021

-	Revenue: For the three months ended June 30, 2021, revenue was $6.7 million, an increase of $4.5 million, or 203%, compared with $2.2 million for the three months ended June 30, 2020. This increase was primarily due to increased demand of Item 9 Labs products.

-	Gross Profit: For the three months ended June 30, 2021, gross profit was $2.9 million, an increase of $1.9 million, or 184%, compared with $1.0 million for the three months ended June 30, 2020. The resulting gross margin was 43%, compared with 46% for the same quarter last year. The decrease in gross margin is due to the Company’s mix of product revenues and continued focus on deeper product penetration in Arizona.

Management believes the business will continue to scale in future periods, leading to higher profit margins than historically.

-	Total Operating Expenses: For the three months ended June 30, 2021, total operating expenses were $3.1 million, an increase of $1.9 million, or 149%, compared with $1.3 million for the same quarter last year. The Company has invested heavily into FY2021 and 2022 to meet growing demand in Arizona as well as funding the build out of its cultivation and lab site in the Grand Canyon State. Management believes this will improve earnings and future cash position. Operating expenses as a percentage of revenue decreased to 47% from 57% for the quarter just ended, reflecting the Company's focus on increasing revenue, reducing expenses and performing more efficiently. Management believes this ratio will decrease going forward as it scales the business.

Of note, $720,000 of the Company's operating expenses for the three months ended June 30, 2021 were non-cash expenses, including depreciation, amortization and stock-based compensation.

-	Operating Income: For the three months ended June 30, 2021, operating loss was $250,000, in-line with an operating loss of $250,000 for the same quarter last year.

-	Adjusted EBITDA: After adding back non-cash operating expenses, depreciation and amortization, interest and stock-based compensation, Adjusted EBITDA for the three months ended June 30, 2021 was $220,000, as compared with an Adjusted EBITDA loss of $400,000 for the same quarter last year.

-	Net Loss: For the three months ended June 30, 2021, net loss attributable to the Company was $830,000, or net loss of $0.01 per share, compared with a net loss of $1.6 million, or ($0.03) per share, for the three months ended June 30, 2020.

-	Cash: Cash and cash equivalents totaled $297,000 as of June 30, 2021.

Financial Results for the Nine Months Ended June 30, 2021

-	Revenue: For the nine months ended June 30, 2021, revenue was $15.8 million, an increase of $9.2 million, or 163%, compared with $5.6 million for the same period last year. This increase was primarily due to organic growth with higher market demand driving increased production.

-	Gross Profit: For the nine months ended June 30, 2021, gross profit was $7.3 million, an increase of $5.2 million, or 249%, compared with $2.1 million for the same period last year. The resulting gross margin was 46%, compared with 37% for the same period last year.

-	Total Operating Expenses: For the nine months ended June 30, 2021, total operating expenses were $7.4 million, an increase of $3.0 million, compared with $4.4 million for the same period last year. Operating expenses as a percentage of revenue decreased to 47% from 79% for the periods compared.

Of note, $2.2 million of the Company's operating expenses for the nine months ended June 30, 2021 were non-cash expenses, including depreciation, amortization and stock-based compensation.

-	Operating Income: For the nine months ended June 30, 2021, operating loss was $100,000, an improvement of $2.2 million, compared with an operating loss of $2.8 million for the same period last year.

-	Adjusted EBITDA: After adding back non-cash operating expenses, depreciation and amortization, interest and stock-based compensation, Adjusted EBITDA for the nine ended June 30, 2021 was positive $1.5 million, as compared with a loss of $1.3 million for the same period last year.

-	Net Loss: For the nine months ended June 30, 2021, net loss attributable to the Company was $1.9 million, or ($0.03) per share, compared with a net loss of $5.1 million, or ($0.08) per share, for the same period last year.

Item 9 Labs Corp. filed its Form 10-Q on August 16, 2021. Click here to view.

Conference Call and Webcast Information – August 17, 2021 at 11:00 AM ET (8:00 AM PT)

Item 9 Labs Corp.’s Chief Executive Officer Andrew Bowden and Chief Financial Officer Bobby Mikkelsen will host the Company's Q3 FY2021 earnings call today, August 17.

-	Access by phone: Please call the conference telephone number 10-15 minutes prior to the start time. An operator will register your name and organization.
o	U.S. dial-in number: 844-369-8770
o	International number: 862-298-0840

-	Access by webcast: A live and archived webcast will be available. Click on this webcast link to register.

-	Questions: Please submit questions to jayne@item9labs.com before the earnings call begins. The management team will do their best to answer all questions.

A telephonic replay of the conference call will also be available until Tuesday, August 31, 2021 via the following call-in numbers:

-	Toll-free replay number: 877-481-4010 (replay pass code: 42310)
-	International replay number: 919-882-2331 (replay pass code: 42310)

Adjusted EBITDA
	Three months ended June 30, 2021		Nine months ended June 30, 2021
	2021	2020	2021	2020

Net Loss	$(833,905)	$(1,607,803)	$(1,859,341)	$(5,000,291)

Depreciation	35,965	32,110	100,535	96,330
Amortization	88,035	464,013	299,884	709,740
Stock issued for services	—	—	275,736	132,106
Employee stock compensation	304,672	—	914,016	75,000
Interest	629,265	684,203	1,806,019	2,660,137
Provision for bad debt	—	22,460	—	22,460

Adjusted EBITDA	$224,032	$(405,017)	$1,536,849	$(1,304,518)

Use of Non-GAAP Financial Measures

To supplement the Company's financial statements presented on a GAAP basis, Item 9 Labs Corp. provides Adjusted EBITDA as a supplemental measure of its performance. To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, Item 9 Labs Corp. supplements its consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with Adjusted EBITDA as a non-GAAP financial measure of earnings. Adjusted EBITDA represents EBITDA plus stock-based compensation and change in fair value of derivative liabilities. Item 9 Labs Corp. management uses Adjusted EBITDA as a financial measure to evaluate the profitability and efficiency of the business model. The Company uses these non-GAAP financial measures to assess the strength of the underlying operations of the business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze its operations between periods and over time. Item 9 Labs Corp. finds this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider its non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Footnotes

(1) The following disclosures relate to relationships between Noble Capital Markets, Inc., and the Company covered by the Noble Research Division and referred to in the research report. The Company in this report is a participant in the Company Sponsored Research Program ("CSRP"); Noble receives compensation from the Company for such participation. No part of the CSRP compensation was, is, or will be directly or indirectly related to any specific recommendations or views expressed by the analyst in this research report. Noble is not a market maker in the Company. All reports prepared by analysts represent the views of those analysts and not necessarily those of the Company. The Company is not responsible for the content, accuracy, or timing of analyst reports. The information provided is for informational purposes only and is not a recommendation to buy or sell any security.

About Item 9 Labs Corp.
Item 9 Labs Corp. (OTCQX: INLB) is a vertically integrated cannabis operator and dispensary franchisor delivering premium products from its large-scale cultivation and production facilities in the United States. The award-winning Item 9 Labs brand specializes in best-in-class products and user experience across several cannabis categories. The company also offers a unique dispensary franchise model through the national Unity Rd. retail brand. Easing barriers to entry, the franchise provides an opportunity for both new and existing dispensary owners to leverage the knowledge, resources, and ongoing support needed to thrive in their state compliantly and successfully. Item 9 Labs Corp. brings the best industry practices to markets nationwide through distinctive retail experience, cultivation capabilities, and product innovation. The veteran management team combines a diverse skill set with deep experience in the cannabis sector, franchising, and the capital markets to lead a new generation of public cannabis companies that provide transparency, consistency, and well-being. Headquartered in Arizona, the company is currently expanding its operations space by 650,000+ square feet on its 50-acre site, one of the largest properties in Arizona zoned to grow and cultivate flower. For additional information, visit item9labscorp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, proposed transactions that are not legally binding obligations of the company and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Media Contact:
Item 9 Labs Corp.
Jayne Levy, VP of Communications
Email: Jayne@item9labs.com

Investor Contact:
Item 9 Labs Corp.
800-403-1140
Email: investors@item9labs.com